UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
_______________________

Date of Report (Date of earliest event reported):  September 17, 2021

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32530	36-3922969
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6410 West Howard Street, Niles, Illinois 60714
(Address of principal executive offices, including zip code)

(847) 966-1000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $.01 par value per share	PPIH	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.    Entry into a Material Definitive Agreement.

On September 17, 2021, Perma-Pipe International Holdings, Inc. (“Holdings”) and certain of its US and Canadian subsidiaries (collectively together with Holdings, the “North American Loan Parties”) executed an extension of Holdings' existing Revolving Credit and Security Agreement (the “Credit Agreement”) with PNC Bank, National Association, as administrative agent and lender (“PNC”), providing for a new five-year $18 million senior secured revolving credit facility, subject to a borrowing base including various reserves (the “Senior Credit Facility”). Holdings' obligations under the Senior Credit Facility are currently guaranteed by Perma-Pipe Canada, Inc. Each of the North American Loan Parties other than Perma-Pipe Canada, Inc. is a borrower under the Senior Credit Facility (collectively, the “Borrowers”).

The Borrowers will be using borrowings under the new Senior Credit Facility (i) to fund future capital expenditures; (ii) to fund on-going working capital needs; and (iii) for other corporate purposes. Borrowings under the Senior Credit Facility will bear interest at a rate equal to an alternate base rate, the London Inter-Bank Offered Rate (“LIBOR”) or a LIBOR successor rate index, plus, in each case, an applicable margin. The applicable margin will be based on a Fixed Cost Coverage Ratio (“FCCR”) range. Interest on alternate base rate borrowings will be the alternate base rate as defined in the Senior Credit Facility plus an applicable margin ranging from 1.00% to 1.50%, based on the FCCR in the most recently reported period. Interest on LIBOR or LIBOR successor rate borrowings will be the LIBOR rate as defined in the Senior Credit Facility plus an applicable margin ranging from 2.00% to 2.50%, based on the FCCR in the most recently reported period. Additionally, the Borrowers will pay a 0.25% per annum facility fee on the unused portion of the Senior Credit Facility.

Subject to certain exceptions, borrowings under the Senior Credit Facility will be secured by substantially all of the North American Loan Parties’ assets. The Senior Credit Facility will mature on September 20, 2026. Subject to certain qualifications and exceptions, the Senior Credit Facility contains covenants that, among other things, restrict the North American Loan Parties’ ability to create liens, merge or consolidate, consummate acquisitions, make investments, dispose of assets, incur debt, and pay dividends and other distributions. In addition, the North American Loan Parties may not make capital expenditures in excess of $5 million annually (plus a limited carryover of unused amounts).

The Senior Credit Facility also contains financial covenants requiring the North American Loan Parties to achieve a ratio of its EBITDA (with certain additional adjustments) to the sum of scheduled cash principal payments on indebtedness for borrowed money and interest payments on the advances under the Senior Credit Facility (excluding from the calculation items related to the financial performance of foreign subsidiaries not parties to the Credit Agreement) to be not less than 1.10 to 1.00 if for any five consecutive days the undrawn availability is less than $3,000,000 or any day in which the undrawn availability is less than $2,000,000. If the covenant is triggered it will be tested for the nine-month period ending October 31, 2021 and the twelve-month period ending January 31, 2022 and thereafter on a trailing twelve month basis. As of the most recent reporting date, the calculated ratio was substantially greater than 1.10 to 1.00.

The Senior Credit Facility contains customary events of default. If an event of default occurs and is continuing, then PNC may terminate all commitments to extend further credit and declare all amounts outstanding under the Senior Credit Facility due and payable immediately. In addition, if any of the North American Loan Parties or certain of their subsidiaries become the subject of voluntary or involuntary proceedings under any bankruptcy, insolvency or similar law, then any outstanding obligations under the Senior Credit Facility will automatically become immediately due and payable. Loans outstanding under the Senior Credit Facility will bear interest at a rate of 2.00% per annum in excess of the otherwise applicable rate (i) while a bankruptcy event of default exists or (ii) upon the lenders’ request, during the continuance of any other event of default.

The description of the Senior Credit Facility set forth above is qualified by reference to the Senior Credit Facility filed herewith as Exhibit 10.1 and incorporated herein by reference.

 Item 2.03.    Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 above is incorporated herein by reference.

 Item 9.01.     Financial Statements and Exhibits.
(d)    Exhibits. The following exhibits are being filed herewith:

Exhibit Number	Description
10.1	Second Amendment and Waiver to Revolving Credit and Security Agreement, dated September 17, 2021, among the North American Loan Parties, PNC and the other parties thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PERMA-PIPE INTERNATIONAL HOLDINGS, INC.

Date: September 21, 2021	By:	/s/ D. Bryan Norwood
D. Bryan Norwood
Vice President and Chief Financial Officer